Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into as of November 2, 2023 (the “Effective Date”), by and between Lee Bienstock (“Executive”) and DocGo Inc., a Delaware corporation (the “Company”).
WHEREAS, Executive was serving as the President and Chief Operating Officer of the Company pursuant to that certain offer letter, effective March 31, 2022, by and between the Company and Executive (the “Prior Agreement”) and has been serving as the Chief Executive Officer of the Company since September 15, 2023; and
WHEREAS, the Company wishes to continue to employ, and Executive wishes to accept continued employment with the Company, as Chief Executive Officer of the Company, pursuant to the terms and conditions set forth in this Agreement, effective as of the Effective Date.
NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:
ARTICLE I
DEFINITIONS
For purposes of the Agreement, the following terms are defined as follows:
1.1.    “Board” means the Board of Directors of the Company.

1.2.    “Cause” means the termination of Executive’s employment for one of the following reasons: (i) willful failure to comply with, breach of or continued refusal to comply with, in each case, in any material respect, the material terms of this Agreement, of any written agreement or covenant with the Company or any affiliate (including, without limitation, any employment, consulting, confidentiality, non-competition, non-solicitation, non-disparagement or similar agreement or covenant); (ii) violation of any lawful material policies, standards or regulations of the Company which have been furnished to Executive, including policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (iii) indictment for, conviction of or plea of no contest to a felony under the laws of the United States or any state; (iv) fraud, embezzlement, dishonesty or breach of fiduciary duty against the Company or its affiliates or material misappropriation of property belonging to the Company or its affiliates; (v) Executive’s willful failure to perform Executive’s duties as specifically directed in any reasonable and lawful written directive of the Board or the person to whom Executive reports; or (vi) willful misconduct or gross negligence in connection with the performance of Executive’s duties, in each case of (i), (v), (vi), after the receipt of written notice from the Board and Executive’s failure to cure (if curable) within 30 days of Executive’s receipt of the written notice, providing that the Company must provide Executive with at least 30 days to cure and if Executive cures, Cause shall not exist under (i), (v), (vi), as applicable.

1.3.    “Change in Control” shall have the meaning ascribed to that term in the DocGo Inc. 2021 Stock Incentive Plan (the “Plan”) or any successor equity compensation plan of the Company.

1.4.    “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

1.5.    “Code” means the Internal Revenue Code of 1986, as amended.

1.6.    “Covered Termination” means (i) an Involuntary Termination Without Cause or (ii) a voluntary termination for Good Reason. For the avoidance of doubt, neither (x) the termination of Executive’s employment as a result of Executive’s death or Disability nor (y) the expiration of this Agreement due to non-renewal pursuant to the terms of Section 2.2 of this Agreement will be deemed to be a Covered Termination.

1.7.    “Disability” shall mean a termination of Executive’s employment due to Executive’s absence from Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of Executive’s incapacity due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurers.

1.8.    “Good Reason” means any of the following taken without Executive’s written consent: (i) failure or refusal by the Company to comply in any material respect with the material terms of this Agreement, (ii) a material diminution in Executive’s duties, title, authority or responsibilities, (iii) a material reduction in Executive’s Base Salary (unless the annual base salary of all other executive officers is similarly reduced), or (iv) the Company requiring Executive to be located at any office or location more than 35 miles from the Company’s current headquarters in New York, New York, provided that any request or directive from the Company to not work in such office pursuant to any stay-at-home or work from home or similar law, order, directive, request or recommendation from a governmental entity shall not give rise to Good Reason under this Agreement. Notwithstanding the foregoing, Executive’s resignation shall not constitute a resignation for “Good Reason” as a result of any event described in the preceding sentence unless (x) Executive provides written notice thereof to the Company within 30 days after the first occurrence of such event, (y) to the extent correctable, the Company fails to remedy such circumstance or event within 30 days following the Company’s receipt of such written notice and (z) the effective date of Executive’s resignation for “Good Reason” is not later than 90 days after the initial existence of the circumstances constituting Good Reason.

1.9.    “Involuntary Termination Without Cause” means Executive’s dismissal or discharge by the Company other than for Cause or by reason of Executive’s death or Disability.

1.10.    “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

1.11.    “Separation from Service” means Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h).
ARTICLE II
EMPLOYMENT BY THE COMPANY
2.1.    Position and Duties. Subject to terms set forth herein, Executive shall serve in an executive capacity and shall perform such duties as are customarily associated with the position of Chief Executive Officer of the Company and such other duties as are assigned to Executive by the Board and/or the Company’s Chief Executive Officer. During the term of Executive’s employment with the Company, Executive will devote Executive’s best efforts and substantially all of Executive’s business time and attention (except for vacation periods and absences due to reasonable periods of illness or other incapacities permitted by the Company’s general employment policies or as otherwise set forth in this Agreement) to the business of the Company.

2.2.    Term. The initial term of this Agreement shall commence on the Effective Date and shall terminate on the earlier of (i) the third anniversary of the Effective Date and (ii) the termination of Executive’s employment under this Agreement. On the third anniversary of the Effective Date and each annual anniversary of such date thereafter (in either case, provided Executive’s employment has not been terminated under this Agreement prior thereto), this Agreement shall automatically be extended for one additional year unless either Executive or the Company gives written notice of non-renewal to the other at least 60 days prior to the automatic extension date. The period from the Effective Date until the earlier of (a) termination of Executive’s employment under this Agreement and (b) the expiration of the term of this Agreement due to non-renewal pursuant to this Section 2.2 is referred to as the “Term.”

2.3.    Employment at Will. The Company shall have the right to terminate Executive’s employment with the Company at any time, with or without cause, and, in the case of a termination by the Company, with or without prior notice. In addition to Executive’s right to resign for Good Reason, Executive shall have the right to resign at any time and for any reason or no reason at all, upon 90 days’ advance written notice to the Company; provided, however, that if Executive has provided a resignation notice to the Company, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of Executive’s employment by the Company) and any requirement to continue salary or benefits shall cease as of such earlier date. Upon certain terminations of Executive’s employment with the Company, Executive may become eligible to receive the severance benefits provided in Article IV of this Agreement.

2.4.    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Executive and the Company or any of its affiliates prior to the termination of Executive’s employment with the Company or any of its affiliates, any termination of Executive’s employment shall constitute, as applicable, an automatic resignation of Executive: (a) as an officer of the Company and each of its affiliates; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any affiliate of the Company and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which the Company or any of its affiliates holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Executive serves as such designee or other representative of the Company or any of its affiliates. Executive agrees to take any further actions that the Company or any of its affiliates reasonably requests to effectuate or document the foregoing.

2.5.    Employment Policies. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.
ARTICLE III
COMPENSATION
3.1.    Base Salary. As of the September 15, 2023, Executive shall receive for services to be rendered hereunder an annualized base salary of $785,000 (“Base Salary”), payable on the regular payroll dates of the Company (but no less often than monthly), subject to increase in the sole discretion of the Board or a committee of the Board.
3.2.    Bonus Compensation.
(a)    Annual Bonus. For each calendar year ending during the Term, Executive shall be eligible to receive an annual performance bonus (the “Annual Bonus”) targeted at 100% of Base Salary or such other amount as determined in the sole discretion of the Board or a committee of the Board (the “Target Bonus”), on such terms and conditions determined by the Board or a committee of the Board; provided, however, that Executive’s Target Bonus for 2023 shall be pro-rated based on Executive’s annualized base salary and target annual bonus in effect from January 1, 2023 through September 15, 2023 with respect to his service as President and Chief Operating Officer and based on the Base Salary and Target Bonus set forth herein from September 15, 2023 through December 31, 2023. The actual amount of any Annual Bonus (if any) will be determined in the discretion of the Board or a committee of the Board and will be (i) subject to achievement of any applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such Annual Bonus and (ii) subject to Executive’s continued employment with the Company through the date the Annual Bonus is paid (except as otherwise provided in Section 4.1). The Annual Bonus for any calendar year will be paid at the same time as bonuses for other Company executives are paid related annual bonuses generally.

(b)    Signing Bonus. Executive shall receive a one-time signing bonus of $500,000, payable in a lump sum within 30 days following the Effective Date (the “Signing Bonus”). In the event Executive’s employment with the Company is terminated by the Company for Cause or by Executive without Good Reason, in each case, prior to the first anniversary of the Effective Date, Executive shall be required to repay the gross amount of the Signing Bonus within 30 days following the date of such termination.

3.3.    Standard Company Benefits. During the Term, Executive shall be entitled to all rights and benefits for which Executive is eligible under the terms and conditions of the standard Company benefits and compensation practices that may be in effect from time to time and are provided by the Company to its executive employees generally, as well as any additional benefits provided to Executive consistent with past practice. Notwithstanding the foregoing, this Section 3.3 shall not create or be deemed to create any obligation on the part of the Company to adopt or maintain any benefits or compensation practices at any time.

3.4.    Paid Time Off. During the Term, Executive shall be entitled to such periods of paid time off (“PTO”) each year as provided from time to time under the Company’s PTO policies and as otherwise provided for executive officers, as it may be amended from time to time.

3.5.    Equity Awards.

(a)    Annual Equity Grants. Each year during the Term, subject to approval by the Board or the Compensation Committee of the Board, Executive will receive equity incentive grants, which shall consist 50% of restricted stock units and 50% of stock options, in each case, vesting as determined by the Board or the Compensation Committee of the Board, which may include performance-based vesting conditions for a vesting period of no longer than four years; provided, that, Executive’s first annual grant under this Section 3.5(a) in December 2023 shall have a targeted grant date fair value of $6,000,000.

(b)    Top-Up Equity Grant. Subject to approval by the Board or the Compensation Committee of the Board, in December 2023, Executive will receive an additional equity incentive grant with a targeted grant date value of $1,038,000, which shall consist 50% of restricted stock units and 50% of stock options, in each case, vesting in four equal installments on each of the first four anniversaries of September 15, 2023.

(c)    General. All equity awards granted to Executive will be subject to the terms and conditions of the Plan and the applicable award agreement approved by the Board or the Compensation Committee of the Board, which shall be consistent with this Section 3.5. Nothing herein shall be construed to give any Executive any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board or the Compensation Committee of the Board.
ARTICLE IV
SEVERANCE AND CHANGE IN CONTROL BENEFITS
4.1.    Severance Benefits. Upon Executive’s termination of employment, Executive shall receive any accrued but unpaid Base Salary and other accrued and unpaid compensation, including any accrued but unpaid vacation. If the termination is due to a Covered Termination, provided that Executive (A) delivers an effective general release of all claims against the Company and its affiliates in a form provided by the Company (a “Release of Claims”) that becomes effective and irrevocable within 60 days following the Covered Termination and (B) continues to comply with Articles V through VII of this Agreement, Executive shall be entitled to receive the severance benefits described in Section 4.1(a) or (b), as applicable.

(a)    Covered Termination Not Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination which occurs at any time other than during the period beginning three months prior to a Change in Control and ending 12 months after a Change in Control (the “CIC Protection Period”), Executive shall receive the following:

(i)    An amount equal to 12 months of Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment, payable in equal installments over 12 months pursuant to the Company’s standard payroll procedures, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the 60th day following the date of the Covered Termination; provided, however, if such 60 day period falls in two different calendar years, payment will be made in the later calendar year.

(ii)    Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, (A) a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days) and (B) the amount of any Annual Bonus earned, but not yet paid, for the fiscal year prior to Executive’s termination, in each case, payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.

(iii)    Subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 12-month anniversary of the date of Executive’s termination of employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.

(b)    Covered Termination Related to a Change in Control. If Executive’s employment terminates due to a Covered Termination that occurs during the CIC Protection Period, Executive shall receive the following:

(i)    An amount equal to the sum of (i) Executive’s Base Salary at the rate in effect (or required to be in effect before any diminution that is the basis of Executive’s termination for Good Reason) at the time of Executive’s termination of employment and (ii) Executive’s Target Bonus in effect for the year in which Executive’s termination of employment occurs, payable in a lump sum payment, less applicable withholdings, as soon as administratively practicable following the date on which the Release of Claims becomes effective and, in any event, no later than the 60th day following the date of the Covered Termination; provided, however, if such 60 day period falls in two different calendar years, payment will be made in the later calendar year.

(ii)    Notwithstanding anything set forth in an award agreement or incentive plan to the contrary, (A) a pro-rata portion of Executive’s Annual Bonus for the fiscal year in which Executive’s termination occurs based on actual achievement of the applicable bonus objectives and/or conditions determined by the Board or a committee of the Board for such year (determined by multiplying the amount of the Annual Bonus that would be payable for the full fiscal year by a fraction, the numerator of which shall be equal to the number of days during the fiscal year of termination that Executive is employed by, and performing services for, the Company and the denominator of which is 365 days) and (B) the amount of any Annual Bonus earned, but not yet paid, for the fiscal year prior to Executive’s termination, in each case, payable, less applicable withholdings, at the same time bonuses for such year are paid to other senior executives of the Company, but in no event later than March 15 of the year following the year of Executive’s termination of employment.

(iii)    Subject to Executive’s timely election of continuation coverage under COBRA, the Company shall directly pay, or reimburse Executive for the premium for Executive and Executive’s covered dependents to maintain continued health coverage pursuant to the provisions of COBRA through the earlier of (A) the 12-month anniversary of the date of Executive’s termination of employment and (B) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s). Notwithstanding the foregoing, if the Company is otherwise unable to continue to cover Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company subsidy shall thereafter be paid to Executive in substantially equal monthly installments.

4.2.    280G Provisions. Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion of the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within 15 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 4.2 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to Executive. Nothing in this Section 4.2 shall require the Company or any of its affiliates to be responsible for, or have any liability or obligation with respect to, Executive’s Excise Tax liabilities under Section 4999 of the Code.
4.3.    Section 409A. Notwithstanding any provision to the contrary in this Agreement:

(a)    All provisions of this Agreement are intended to comply with Section 409A or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall the Company or any of its affiliates be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)    If Executive is deemed at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code which would subject Executive to a tax obligation under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six- month period measured from the date of Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 4.3(b) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.

(c)    Any reimbursements payable to Executive pursuant to the Agreement shall be paid to Executive no later than 30 days after Executive provides the Company with a written request for reimbursement, and to the extent that any such reimbursements are deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A (i) such amounts shall be paid or reimbursed to Executive promptly, but in no event later than December 31 of the year following the year in which the expense is incurred, (ii) the amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and (iii) Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(d)    For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive installment payments under the Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

4.4.    Mitigation. Executive shall not be required to mitigate damages or the amount of any payment provided under this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Agreement be reduced by any compensation earned by Executive as a result of employment by another employer or by any retirement benefits received by Executive after the date of the Covered Termination, or otherwise.
ARTICLE V
PROPRIETARY INFORMATION AND CONFIDENTIALITY OBLIGATIONS
5.1.    Proprietary Information. All Company Innovations shall be the sole and exclusive property of the Company without further compensation and are “works made for hire” as that term is defined under the United States copyright laws. Executive shall promptly notify the Company of any Company Innovations that Executive solely or jointly Creates. “Company Innovations” means all Innovations, and any associated intellectual property rights, which Executive may solely or jointly Create, during Executive’s employment with the Company, which (i) relate, at the time Created, to the Company’s business or actual or demonstrably anticipated research or development, or (ii) were developed on any amount of the Company’s time or with the use of any of the Company’s equipment, supplies, facilities or trade secret information, or (iii) resulted from any work Executive performed for the Company. “Create” means to create, conceive, reduce to practice, derive, develop or make. “Innovations” means processes, machines, manufactures, compositions of matter, improvements, inventions (whether or not protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), mask works, trademarks, trade names, trade dress, trade secrets, know-how, ideas (whether or not protectable under trade secret laws), and other subject matter protectable under patent, copyright, moral rights, mask work, trademark, trade secret or other laws regarding Proprietary Rights, including new or useful art, combinations, discoveries, formulae, manufacturing techniques, technical developments, discoveries, artwork, software and designs. Executive hereby assigns (and will assign) to the Company all Company Innovations. Executive shall perform (at the Company’s expense), during and after Executive’s employment, all acts reasonably deemed necessary or desirable by the Company to assist the Company in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Innovations. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of patent, copyright, mask work or other applications, (ii) in the enforcement of any applicable Proprietary Rights, and (iii) in other legal proceedings related to the Company’s Innovations. “Proprietary Rights” means patents, copyrights, mask work, moral rights, trade secrets and other proprietary rights. No provision in this Agreement is intended to require Executive to assign or offer to assign any of Executive’s rights in any invention for which Executive can establish that no trade secret information of the Company were used, and which was developed on Executive’s own time, unless the invention relates to the Company’s actual or demonstrably anticipated research or development, or the invention results from any work performed by Executive for the Company.
5.2.    Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company and its affiliates hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment, Executive shall comply with this Section 5.2.
(a)    Both during the Term and thereafter, except as expressly permitted by this Agreement, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company or its affiliates. Executive shall follow all Company policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive’s duties on behalf of the Company or any of its affiliates, Executive shall not remove from facilities of the Company or any of its affiliates any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company or any of its affiliates. The covenants of this Section 5.2(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any of its affiliates.

(b)    Notwithstanding any provision of Section 5.2(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:
(i)    disclosures to other employees, officers or directors of the Company or any of its affiliates who have a need to know the information in connection with the businesses of the Company or any of its affiliates;
(ii)    disclosures to customers and suppliers when, in the reasonable and good faith belief of Executive, such disclosure is in connection with Executive’s performance of Executive’s duties;
(iii)    disclosures and uses that are approved in writing by the Board; or
(iv)    disclosures to a person or entity that has (x) been retained by the Company or any of its affiliates to provide services to the Company and/or its affiliates and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)    Upon the expiration of the Term, and at any other time upon request of the Company, Executive shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company property (including any Company-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company or any of its affiliates. Within 10 days of any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company or otherwise destroyed.
(d)    “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed or engaged by the Company or any of its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of the Company, its affiliates, its investors, customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to the Company or any of its affiliates’ businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which the Company or any of its affiliates owes a confidentiality obligation; and (iii) other valuable, confidential information and trade secrets of the Company, its affiliates, its customers or other third parties. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or its other applicable affiliates and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (B) was available to Executive on a non-confidential basis before its disclosure by the Company or any of its affiliates; (C) becomes available to Executive on a non-confidential basis from a source other than the Company or any of its affiliates; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, the Company or any of its affiliates; or (D) is required to be disclosed by applicable law.
(e)    Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.
5.3.    Nondisparagement. Subject to Section 5.2(e) above, Executive agrees that from and after the Effective Date, Executive will not, directly or indirectly, make, publish, or communicate any disparaging or defamatory comments regarding the Company or any of its current or former directors, officers, members, managers, partners, or executives. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
5.4.    Remedies. Executive’s duties under this Article V shall survive termination of Executive’s employment with the Company and the termination of this Agreement. Because of the difficulty of measuring economic losses to the Company and its affiliates as a result of a breach or threatened breach of the covenants set forth in this Article V, Section 6.2 and Article VII, and because of the immediate and irreparable damage that would be caused to the Company and its affiliates for which they would have no other adequate remedy, Executive acknowledges that a remedy at law for any breach or threatened breach by Executive of Article V, as well as Executive’s obligations pursuant to Section 6.2 and Article VII below, would be inadequate, and Executive therefore agrees that the Company shall be entitled to seek injunctive relief in case of any such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any of its affiliates’ exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each of its affiliates at law and equity.
5.5.    Modification. The covenants in this Article V, Section 6.2 and Article VII, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). If it is determined by an arbitrator or a court of competent jurisdiction in any state that any restriction in this Article V, Section 6.2 and Article VII is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the arbitrator or the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE VI
OUTSIDE ACTIVITIES
6.1.    Other Activities.
(a)    Except as otherwise provided in Section 6.1(b), Executive shall not, during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Executive is a passive investor, unless Executive obtains the prior written consent of the Board.
(b)    Executive may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of Executive’s duties hereunder. In addition, subject to advance approval by the Board, Executive shall be allowed to serve as a member of the board of directors of one (1) for-profit entity at any time during the term of this Agreement, so long as such service does not materially interfere with the performance of Executive’s duties hereunder; provided, however, that the Board, in its discretion, may require that Executive resign from such director position if it determines that such resignation would be in the best interests of the Company.

6.2.    Competition/Investments. During the term of Executive’s employment by the Company and for 12 months thereafter, Executive shall not (except on behalf of the Company) directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which compete directly with the Company or any of its affiliates, throughout the world, in any line of business engaged in (or planned to be engaged in as of the date of termination) by the Company; provided, however, that anything above to the contrary notwithstanding, Executive may own, as a passive investor, securities of any publicly-traded competitor corporation, so long as Executive’s direct holdings in any one such corporation do not, in the aggregate, constitute more than 1% of the voting stock of such corporation.
6.3.    Defense of Claims; Cooperation. During the Term and thereafter, upon reasonable request from the Company, Executive shall use commercially reasonable efforts to cooperate with the Company and its affiliates in the defense of any claims or actions that may be made by or against the Company or any of its affiliates that relate to Executive’s actual or prior areas of responsibility or knowledge. Executive shall further use commercially reasonable efforts to provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter (whether conducted by or before any court, arbitrator, regulatory, or governmental entity, or by or on behalf of the Company or any of its affiliates), that relates to Executive’s actual or prior areas of responsibility or knowledge. The Company shall reimburse Executive’s reasonable out of pocket expenses incurred in connection with such cooperation.
ARTICLE VII
NONINTERFERENCE
Executive shall not, during the term of Executive’s employment by the Company and for a period of 12 months thereafter, except in the furtherance of Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) solicit, aid or induce any customer of the Company or its subsidiaries to purchase goods or services then sold by the Company or its subsidiaries from another person, firm, corporation or other entity or assist or aid any other person or entity in identifying or soliciting any such customer, (ii) solicit, aid or induce any employee, representative or agent of the Company or its subsidiaries to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company, or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (iii) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company and its subsidiaries and any of their respective vendors, joint venturers or licensors in a material way. An employee, representative or agent shall be deemed covered by this Article VII while so employed or retained and for a period of six months thereafter. If it is determined by a court of competent jurisdiction in any state that any restriction in Article VII or this Article VII is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.
ARTICLE VIII
GENERAL PROVISIONS
8.1.    Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile or electronic mail) or the third day after mailing by first class mail, to the Company at its primary office location and to Executive at Executive’s address as listed on the Company’s books and records.

8.2.    Tax Withholding. Executive acknowledges that all amounts and benefits payable under this Agreement are subject to deduction and withholding to the extent required by applicable law.
8.3.    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.
8.4.    Indemnification/D&O Insurance. The Company hereby agrees to indemnify the Executive and hold the Executive harmless to the extent provided under the organizational documents of the Company against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including reasonable attorney’s fees), losses, and damages resulting from the Executive’s good faith performance of the Executive’s duties and obligations with the Company, whether such claim relates to events occurring before or after the date of this Agreement. In all events, the Executive shall be provided with indemnification protection no less favorable than the indemnification protection provided to the Company’s directors and other officers. The Company shall cover the Executive under directors’ and officers’ liability insurance both during and, while potential liability exists, after the term of this Agreement in the same amount and to the same extent as the Company covers its directors and other officers. The Company hereby reaffirms that this Agreement does not in any way limit the Company’s indemnification obligations to the Executive for matters arising prior to the date of this Agreement that were subject to indemnification. The foregoing obligations shall survive the termination of the Executive’s employment with the Company.
8.5.    Waiver. Any waiver of this Agreement must be executed by the party to be bound by such waiver. If either party should waive any breach of any provisions of this Agreement, they shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
8.6.    Complete Agreement. This Agreement constitutes the entire agreement between Executive and the Company and is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter, and will supersede all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect to the subject matter hereof (including, for the avoidance of doubt, the Prior Agreement). This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein or therein, and cannot be modified or amended except in a writing signed by a duly-authorized officer of the Company and Executive.
8.7.    Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.
8.8.    Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.
8.9.    Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign Executive’s rights or delegate Executive’s duties or obligations hereunder without the prior written consent of the Company.
8.10.    Effect of Termination. The provisions of Section 2.4 and Articles IV, V, VII and VIII and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.
8.11.    Third-Party Beneficiaries. Each affiliate of the Company that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 2.4 and 8.14 and Articles V, VI and VII and shall be entitled to enforce such obligations as if a party hereto.
8.12.    Executive Acknowledgement. Executive acknowledges and agrees that (a) Executive was represented by counsel in connection with the negotiation of this Agreement, and (b) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment.
8.13.    Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Delaware without regard to the conflicts of law provisions thereof. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby consent to the arbitration provisions of Section 8.14 and recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Delaware.
8.14.    Arbitration. Subject to Section 5.4 (which, for the avoidance of doubt, shall control with respect to the matters specified therein) any dispute between the Executive and the Company shall be resolved pursuant to the Mutual Dispute Resolution Agreement between the Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

DOCGO INC.
By:/s/ Norman Rosenberg
 Name: Norman Rosenberg
Title: Chief Financial Officer & Treasurer

EXECUTIVE
/s/ Lee Bienstock
Lee Bienstock

Signature Page to Executive Employment Agreement